Exhibit 107.1

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Lumentum Holdings Inc.

(Exact name of registrant as specified in its charter)

Table 1 – Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, par value $0.001 per share, reserved for issuance pursuant to restricted stock unit awards under the NeoPhotonics Corporation 2020 Equity Incentive Plan	Rule 457(c) and Rule 457(h)	287,445(2)	$88.79(3)	$25,522,241.55(3)	0.0000927	$2,365.92

Equity	Common Stock, par value $0.001 per share, reserved for issuance pursuant to restricted stock unit awards under the NeoPhotonics Corporation 2010 Equity Incentive Plan	Rule 457(c) and Rule 457(h)	137,697(2)	$88.79(3)	$12,226,116.63(3)	0.0000927	$1,133.37

Equity	Common Stock, par value $0.001 per share, reserved for issuance pursuant to restricted stock unit awards outstanding under the NeoPhotonics Corporation 2011 Inducement Award Plan	Rule 457(c) and Rule 457(h)	5,492 (2)	$88.79(3)	$487,634.68(3)	0.0000927	$45.21

Total Offering Amounts			430,634	$88.79	$38,235,992.86	0.0000927	$3,544.50

Total Fee Offsets(4)

Net Fee Due							$3,544.50

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional securities that may be necessary to adjust the number of shares reserved for issuance pursuant to the plans referenced above (the “NeoPhotonics Plans”) by reason of any stock split, stock dividend or similar adjustment effected without the Registrant’s receipt of consideration that results in an increase in the number of outstanding shares of the Registrant’s common stock.

(2)

Pursuant to the Agreement and Plan of Merger, dated as of November 3, 2021, among Registrant, Neptune Merger Sub, Inc., and NeoPhotonics Corporation, (the “Merger Agreement”), upon the closing of the transactions contemplated by the Merger Agreement on August 3, 2022, Registrant assumed certain outstanding restricted stock units (the “RSUs”) under the NeoPhotonics Plans and such RSUs were automatically converted into awards in respect of shares of Registrant’s common stock, subject to appropriate adjustments to the number of shares issuable pursuant to such RSUs as provided in the Merger Agreement.

(3)

Estimated solely for purposes of calculating the registration fee in accordance with Rules 457(c) and (h) under the Securities Act. The proposed maximum offering price of $88.79 per share is based on the average of the reported high and low sales prices for Registrant’s common stock as reported on the NASDAQ Global Select Market on July 29, 2022.

(4)	The Registrant does not have any fee offsets.

Table 2 – Fee Offset Claims and Sources

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)

Fee Offset Claims

Fee Offset Sources